Exhibit 99.1


                                  NEWS RELEASE


Contact:          Alexander Castaldi
                  Executive Vice President and Chief Financial Officer Remington Products Company, L.L.C.
                  (203) 332-9731


                       REMINGTON INCREASES CREDIT FACILITY


         BRIDGEPORT, CT, June 10, 1999 -- Remington Products Company, L.L.C. today announced that due to the Company's continued growth, it has amended its Credit Agreement to allow for supplemental term loan borrowings totalling $15 million. The net proceeds from the term loans will be used to reduce current revolving credit borrowings, thereby increasing availability to meet increased seasonal working capital requirements.

         The supplemental term loans are comprised of a $7.5 million second secured loan and a $7.5 million unsecured loan which is guaranteed by the Company's controlling shareholder. Interest on the secured and unsecured loans are at LIBOR plus 6%, and LIBOR plus 1%, respectively. Both supplemental term loans mature on June 30, 2001.

         The Amendment also adjusts certain financial covenants and the timing and amount of incremental borrowing base advances through June 2001.

         Remington Products Company, L.L.C. is a leading developer and marketer of men=s and women=s electrical personal care appliances. The Company=s headquarters are located at 60 Main Street, Bridgeport, Connecticut.